Exhibit 10.4



                      EMPLOYMENT AGREEMENT
                       OF ERROL M. GERSON


     EMPLOYMENT AGREEMENT (this "Agreement") dated as of May 25, 2004, by and between VidRev Technologies Inc., incorporated under the laws of the state of Florida, with its principal offices at 301 Arthur Godfrey Road, Miami Beach, Florida 33140 (the "Company") and Errol M. Gerson, an individual, with his primary residence at 9947 Robbins Drive, Suite #201, Beverly Hills, CA 90212 (the "Employee").

     WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, having sought the advice of legal counsel and intending to be legally bound hereby, agree as follows:

          1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company in the capacities herein set forth.

          2. Term of Employment. The initial term of the Employee's employment with the Company (the "Initial Term") shall commence on June 1, 2004 (the "Effective Date") and shall continue in effect until May 31, 2006 (the "Initial Expiration Date"). Subsequent to the Initial Expiration Date, this Agreement shall automatically renew, on the terms and conditions set forth herein, for perpetual twelve (12) month terms unless either party provides written notice of intent not to renew no less than three (3) months prior to the expiration of the then applicable Term.

Upon the extension of this Agreement for an additional twelve (12) months beyond the Initial Term, the duration of this Agreement (the "Initial Term"and each extension, individually and collectively) shall be referred to as the "Term".

          3.   Duties; Extent of Services.

               (a) Duties. During the Term the Employee shall serve as the Chief Operating Officer ("COO") of the Company and shall hold the title of Interim President of the Company until such time as a President is employed by the Company. Employee's duties and responsibilities shall include managing the day-to-day operations of the Company, including, but not limited to, (i) supervision of all staff and operations, including hiring and firing, compensation, benefits and other employment related responsibilities; (ii) responsibility for the preparation of and fulfillment of the Company's strategic plan, including recruiting employees and executives for strategic roles; (iii) responsibility for the preparation of and maintenance of financial documents and records; (iv) oversight of investor relations; and (v) assisting in any and all private placements and/or public offerings. In performing his duties and responsibilities, the Employee shall report solely to the Chairman of the Board of Directors of the Company (the "Chairman") or his designee including any future Chief Operating Officer and shall carry out the lawful directions and the duties assigned to him thereby. Employee acknowledges that his specific assigned duties and responsibilities may change from time to time, in the sole and absolute discretion of the Chairman and/or his designee, but shall remain duties that are comparable with those regularly and reasonably assigned to other executive level employees of the Company.

               (b) Extent of Services. Except for illness, permitted vacation periods, or any other reason protected by law, or otherwise in accordance with the Company's policies and procedures, the Employee shall:
(i) devote his full business time and attention to the business of the Company; (ii) use his commercially reasonable efforts to promote the interests of the Company; and (iii) discharge such management and administrative duties not inconsistent with his duties as set forth herein and/or as may be assigned to him by the Chairman or his designee. Notwithstanding the foregoing, nothing herein shall prevent or restrict the Employee from rendering services to charitable, civic or other not-for-profit organizations or managing his personal and family interests in such a manner as shall not interfere with the Employee's performance of his duties under this Agreement.

               (c) Location. The Company's headquarters is currently located at 301 Arthur Godfrey Road, Miami Beach, Florida 33140. The Employee shall be provided with an office located in Los Angles, California, which shall be chosen by Employee with the prior approval of the Company. The Employee shall also be provided with funds to adequately furnish his office in Los Angles with office furniture, computer equipment, telephone equipment, high- speed Internet connection, and space for an assistant, including adequate furniture for such assistant. Employee shall be permitted to work from other locations at the discretion of the Chairman.

          4.   Compensation.

               (a) Annual Base Salary. In consideration of the services rendered by the Employee hereunder, the Company will pay to the Employee a base salary (the "Base Salary") at an annual rate of $160,000.00, payable in approximately equal monthly installments (less applicable taxes and withholdings).

                    (i) Upon the occurrence of outside financing to the Company and/or the completion of the sale of securities by the Company in an amount of not less than five million dollars ($5,000,000.00) in the aggregate, the Employee's Base Salary shall be increased to an annual rate of $180,000.00, payable in approximately equal monthly installments (less applicable taxes and withholdings). Thereafter, the Employee's Base Salary will be subject to review on an annual basis, however, no guarantee of any future increase is to be inferred from this provision.

                    (ii) The Company recognizes that prior to June 1,
2004, the Employee shall have provided consulting services to the Company in multiple aspects, including approximately 25-30 hours per week, beginning on Tuesday, April 20, 2004. Therefore, upon the execution of this Agreement by the Employee, the Company shall pay the Employee a consultant fee in the amount of Three Thousand Dollars ($3,000.00) (less applicable taxes and withholding if appropriate) for the period beginning April 20, 2004 and continuing until April 30, 2004, and the amount of Six Thousand Five Hundred Dollars ($6,500.00) (less applicable taxes and withholding if appropriate) for the period beginning May 1, 2004 and continuing until May 31, 2004 for said services.

               (b)  Long-Term Incentive Compensation.

                    (i) Upon the Effective Date, Employee shall receive 95,000 restricted common shares in the Company as long-term incentive compensation ("Long-Term Incentive Compensation").

                    (ii) Any and all Company restricted shares granted to the Employee pursuant to this section shall be subject to (and appropriately legended) the following vesting requirements ("Vesting Schedule") and, except to the extent vested, shall be subject to forfeiture by the Employee as described in Section 6:

     Number of Full Calendar Years of
     Employment with the Company Since                    Shares
     the Effective Date of this Agreement                 Vested

                     1                                    25,000
                     2                                    35,000
                     3                                    35,000

                    (iii) Upon termination of this Agreement, the Employee's Long-Term Incentive Compensation shall be calculated and distributed in accordance with the appropriate subsection of Section 6 herein.
                    (iv) Any future grants of Long-Term Incentive
Compensation, if any, as decided in the sole and absolute discretion of the Company, shall be the Vesting Schedule, at the time of such grant(s) unless otherwise specified and agreed by the Company.

               (c)  Signing Bonus.  Within thirty (30) days of the
Effective Date, the Company shall grant the Employee five thousand (5,000) common shares of Company stock ("Signing Bonus"). Notwithstanding anything in this Agreement to the contrary said Signing Bonus shall vest immediately and shall not be subject to the Vesting Schedule.

               (d)  Automobile Allowance.    The Company will pay the
Employee an automobile allowance of four hundred dollars ($400) to be used toward the Employee's monthly automobile expenses.

        5.     Other Employee Benefits.

               (a) Benefits. The Company shall reimburse the Employee for COBRA payments made to his prior employer for health, medical, dental and hospitalization coverage, if available to him, for a period of up to six (6) months. During such six (6) month period, it is expected that the Employee, in his capacity as COO of the Company, will implement basic benefits plans, including group health, medical and hospitalization, for eligible Company employees. The Employee shall be entitled to participate in all such Company-sponsored benefits plans once such plans are made available to Company employees, in each case subject to the eligibility, vesting and other terms of such plans and programs.

               (b) Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder, including but not limited to travel expenses related to his business travel between Florida and California at least twice per month during the first year of the Employee's employment hereunder. The Employee shall submit vouchers, including an itemized list of expenses and receipts prepared and submitted in compliance with such rules relating thereto as the Company may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code, and the rules and regulations adopted pursuant thereto now or hereinafter in effect. The Employee hereby acknowledges that the rules and policies of the Company are subject to change by the Company, in the sole and absolute discretion of the Company and with or without notice to the Employee.

              (c) Vacation. Beginning six (6) months after the Effective Date of the Agreement, for each twelve (12) consecutive month period following the Effective Date of this Agreement the Employee shall be entitled to paid vacation of an aggregate of four (4) weeks. Notwithstanding anything set forth herein to the contrary, Employee may not accrue more than twelve (12) weeks of vacation at any given time. Should Employee reach his maximum vacation accrual of twelve (12) weeks, he shall not accrue any additional vacation time until such time as he has exhausted an equal amount of his accrued vacation time such that his maximum vacation accrual does not exceed twelve (12) weeks.

          6. Termination Provisions. For purposes of this Agreement, the term "Termination" shall mean the date upon which the Employee's employment under this Agreement shall terminate pursuant to the terms hereof.

              (a) Termination for Cause. The Company may terminate the Employee's employment hereunder for Cause (as defined herein) immediately upon written notice (but subject to the applicable notice and cure periods set forth in Section 8(a)) to the Employee. If the Employee's employment is terminated for Cause, the Company shall pay the Employee only the unpaid portion of his Base Salary and vested LongTerm Incentive Compensation and benefits that have accrued through the date of termination (the Company may reserve its right to seek remedies for damages, if any, but may not deduct or offset any amount from such payments as a result of any such claim for damages). Any and all claims to any unvested Long-Term Incentive Compensation shall be forfeited by the Employee.

                   (i) In the event of a breach as set forth in Section 8(a)(i) or in the event of the occurrence of an event as set forth in Section 8(a)(ii), the Company shall provide written notice to the Employee detailing the nature of the breach or event that the Company deems to be a basis for a Termination for Cause, and, if practicable and/or if the breach or occurrence of the event is capable of cure, provide the Employee with thirty (30) days to cure such breach or situation giving rise to the enumerated event to the reasonable satisfaction of the Company; provided however, that with respect to additional identical or substantially similar breaches previously noticed and cured, the right to cure shall only extend to the first such breach or the first occurrence of such an event.

               (b) Termination By Reason of Permanent Disability. The Company may terminate the Employee's employment hereunder in the event of his Permanent Disability upon thirty (30) days' prior written notice to the Employee. If the Employee's employment hereunder is terminated by reason of his Permanent Disability, the Company shall pay the Employee only the unpaid portion of his Base Salary and vested Long-Term Incentive Compensation and benefits that have accrued through the date of his Termination. Any and all claims to any unvested Long-Term Incentive Compensation shall be forfeited by the Employee.

               (c) Termination by Reason of Death. The Employee's employment hereunder shall automatically terminate on the date of his death. If the Employee's employment hereunder is terminated by reason of his death, the Company shall pay the Employee's estate only the unpaid portion of his Base Salary and vested Long-Term Incentive Compensation and benefits that have accrued through the date of his death. Any and all claims to any unvested Long-Term Incentive Compensation shall be forfeited by the Employee.

               (d) Termination Without Cause. The Company may terminate the Employee's employment hereunder at any time for any reason without Cause, upon no less than forty-five (45) days' prior written notice unless the provision of such forty-five (45) day notice period is, in the Company's sole and absolute discretion, impracticable under the circumstances. If the Employee's employment is terminated by the Company without Cause, the Company will make the following payments to the Employee: (i) the Company shall pay the Employee's Base Salary at its then-prevailing annual rate through the end of the then Term as if the Employee had continued to be employed by the Company (the "Severance Period"); (ii) all unvested Long-Term Incentive Compensation shall immediately vest and become freely transferable (notwithstanding the Vesting Schedule set forth in Section 4(b)(ii)); (iii) such benefits as have accrued and are unpaid as of his Termination date under any Company benefit program in which the Employee is a participant; and (v) the difference between the cost of the Employee's COBRA-based health insurance benefit, if available to Employee, and the cost paid by the Employee for Company health insurance benefits, if any, immediately prior to his Termination, for a period of six (6) months after the Termination date, payable monthly. In the event of a breach of any of the terms of this Agreement by the Employee during the Severance Period, including but not limited to those provisions set forth in Section 7 hereof, the Company may in its discretion terminate any and all payments due to the Employee, including all then payable and/or future payments required during the Severance Period as set forth herein.

               (e)  Termination Upon Expiration of the Initial Term. In
the event that the Initial Term of this Agreement is not extended (as set forth in Section 2 above), the Company shall pay the Employee only the unpaid portion of his Base Salary and vested Long-Term Incentive Compensation and benefits that have accrued through the date of his Termination. Any and all claims to any unvested Long-Term Incentive Compensation shall be forfeited by the Employee.

               (f)  Resignation.

                   (i) Without Good Reason. In addition to the notice requirements set forth in Section 2 herein pertaining to the renewal and/or non-renewal of the Term of this Agreement, the Employee may at any time resign from his employment hereunder upon forty-five (45) days' prior written notice to the Company. In the event of the Employee's resignation without Good Reason (as defined herein), the Company shall pay the Employee only the unpaid portion of the Base Salary and vested Long-Term Incentive Compensation due as of the effective date of such resignation, and such benefits as have accrued and are unpaid as of the effective date of such resignation under each Company benefit program in which the Employee is a participant. Any and all claims to any unvested Long-Term Incentive Compensation shall be forfeited by the Employee.

                    (ii) With Good Reason. Notwithstanding the foregoing, if the Employee resigns for Good Reason (as defined herein), the Employee shall be deemed to have been terminated by the Company without Cause and the Company shall have all of the obligations to the Employee described in Section 6(d) above.

     7.   Employee Covenants -- Non-Solicitation; Confidentiality.

               (a) Importance of Confidential Information. In the course of performing his responsibilities under this Agreement, the Employee may be exposed to or acquire information regarding the business, projects, operations, finances, activities, research, development, products, technology, technology architecture, business models, plans or processes, marketing plans, customers, finances, personnel data, procurement processes or strategies or suppliers of the Company, its Clients (as defined herein), or their respective directors, officers, employees, agents or customers, including, without limitation, any idea, proposal, plan, procedure, technique, formula, technology, or method of operation (collectively, "Confidential Information"). Without limiting the foregoing, Confidential Information shall also include all written or oral information relating to the Company and/or its Clients, or their respective directors, officers, employees, agents or customers, that given its nature or the context of disclosure should reasonably be understood to be confidential. The Employee agrees to hold Confidential Information in strict confidence, to use such information for no purpose other than as necessary for the performance of his obligations hereunder, and to make no disclosure of such information except in accordance with the terms of this Agreement and in relation to his duties hereunder. The Employee hereby acknowledges that the use by the Employee for his own account or the disclosure by the Employee to any existing or potential competitors of the Company of any Confidential Information could place the Company at a serious competitive disadvantage, and could do serious and irreparable damage, financial or otherwise, to the business of the Company.

               (b) No Right to Disclose Confidential Information. By reason of Section 7(a) above, the Employee hereby covenants and agrees that he shall not, at any time after the Effective Date, directly or indirectly, reveal, divulge or make known to any Person (as defined herein) (other than the Company) or use for his own account, or for the account of any Person (other than the Company), any Confidential Information of which he becomes aware during the Term.

               (c) Exclusion from Definition of Confidential Information. The term "Confidential Information" shall not include (i) the Employee's general expertise, knowledge and experience in any business including any business in which the Company is engaged; and (ii) any information which (A) has become available to the general public without fault on the part of the Employee; (B) has been received by the Employee at any time from a source other than the Company, its agents, representatives or employees, lawfully having possession of such information without an obligation of confidentiality; or (C) has been in the public domain or been part of a printed publication available to the public.

               (d) Importance of Clients. The Employee hereby acknowledges and agrees that any statements or actions taken by the Employee in violation of his obligations under this Agreement to induce any Client to terminate or not renew any business arrangement with the Company (unless the Company determines that such termination or non-renewal is in the best interest of the Company) or to enter into any business arrangement within the Company's line of business with any Person other than the Company could cause irreparable harm to the Company.

               (e) Restrictive Covenants. By reason of the foregoing Section 7(d), the Employee hereby covenants and agrees that, without the prior written consent of the Company (which such consent the Company may withhold or grant in their sole discretion):

                    (i) he will not during the period commencing on the Effective Date hereof and ending eighteen (18) months after the termination of his employment hereunder for any reason by the Employee or by the Company(such period the "Restricted Period"), whether for his account or for the account of any other Person, as a shareholder, employee, partner, owner, member, board member, consultant, independent contractor, representative or otherwise, (A) make any statements or take any actions that interfere with the Company's business relationships with any Client of the Company; (B) contact or solicit either directly or indirectly any Client or otherwise induce or attempt to induce any Client of the Company to enter into any business relationship with any Person other than the Company or to terminate, or not renew, its business arrangements with the Company; (C) accept any business from or provide any services for any Client of the Company; or (D) hire or attempt to hire, on his own behalf or the behalf of any other Person, any Person who during the Term or the Restricted Period is employed by or associated with, or who has been employed by or associated with, the Company as an officer, employee, manager, salesman, exclusive consultant, exclusive independent contractor, exclusive representative or exclusive agent. In addition to the foregoing, the Employee hereby covenants and agrees that during the Restricted Period he will not assist in hiring or soliciting for hire any Person referred to in clause (D) of the immediately preceding sentence for or by any other Person, encourage any such Person to terminate his employment with the Company or take any action that may interfere with the Company's property rights in lists of Clients or otherwise diminish the value of such lists to the Company;

                    (ii) he will not during the Restricted Period become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, shareholder, member, principal, partner or trustee of any company, partnership or any entity competing with the Company, if such position entails working in, providing services in or engaging in any activities competitive with the operations with the Company or the technology and/or business model of the Company, including but not limited to the following industries: (1) internet telephony; (2) video conferencing; (3) internet broadcasting; (4) internet security; and (5) distance learning.

               (f) Reasonableness of the Terms and Exception. The Employee hereby acknowledges that he has consulted with his own counsel and that the Restricted Period and the limitations set forth in Section 7(e) are appropriate given the unique nature of the services he will provide to the Company as well as the unique technology utilized by the Company and he further acknowledges that his agreement to comply with the Restricted Period and other limitations in Section 7(e) will not cause him substantial economic hardship and will not render him unemployable within the technology industry. It is agreed that if any provisions of this Agreement are hereafter construed or adjudicated to be invalid or unenforceable, the remaining provisions shall remain in place and the Agreement shall still be enforceable to the maximum extent possible. It is further agreed that if any of the covenants herein are held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, the Employee agrees that the court or arbitrator making such determination shall have the power to reduce the duration, scope and/or area of such provision, and in its reduced form said provision shall then be enforceable.

               (g) Irreparable Harm. The Employee hereby acknowledges and agrees that it is fair and reasonable that he make the covenants and undertakings set forth above and that he has done so with the benefit of the advice of counsel. Furthermore, the Employee hereby agrees that any breach or attempted breach by him of the provisions of this Agreement could cause irreparable harm to the Company for which monetary damages may not be an adequate remedy. Accordingly, the Company shall be entitled to apply for and, if legally supportable, obtain injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the provisions of this Agreement. Nothing herein shall be construed as a limitation or waiver of any other rights or remedies that may be available to the Company for such breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction located in the State of New York, in addition to the Company's right to seek injunctive, monetary and other relief. The Employee hereby further agrees that the subject matter and duration of the restrictions covered herein are reasonable in light of the facts as they exist today. The parties to this Agreement here by agree that in the event that any restriction contained in this Agreement is deemed to be unreasonable in any respect by a court, it shall be reduced, not eliminated, in such manner as the court determines to be reasonable and the remaining provisions shall remain in full force and effect.

          8. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) As determined by the Company, "Cause" means (i) a breach of any material provision of this Agreement, including any material misrepresentation made by the Employee in this Agreement, or (ii) any of the following occurrences:

          (1) The Employee shall have committed any act of gross negligence in the performance of his duties or obligations hereunder;

          (2) The Employee shall have committed any material act of willful misconduct, dishonesty or breach of trust that directly or indirectly causes the Company to suffer any substantial loss, fine, civil penalty, judgment, claim, damage or expense, including but not limited to violation of any material Company policy or procedure;

          (3) The Employee shall have committed any act of dishonesty, violence, theft or embezzlement or shall have knowingly and willfully failed to report any act of violence, theft, or embezzlement, in either case, on the Company's premises or against Company property;

          (4) The Employee's conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction);

          (5) A court or other governmental body with proper jurisdiction shall have determined that an act or acts by the Employee constitutes a violation of federal, state or local law (other than a minor motor vehicle infraction);

          (6) The Employee shall breach any material obligation of confidentiality, non-solicitation or non-competition to the Company;

          (7) The Employee's engagement in any activity that harms the business or reputation of the Company;

          (8) The Employee's gross insubordination and repeated failure to adhere to the directives of a supervisor and/or without proper cause shall have willingly refused or habitually neglected to perform his employment duties or obligations under this Agreement (other than as a result of his total or partial incapacity due to physical or mental illness);

          (9) The Employee's violation of a material statutory, contractual or common law duty or obligation to the Company, including without limitation the duty of loyalty; or
         (10) Any act by the Employee which would be the basis for any denial, suspension, or revocation of any registration, license, approval or designation of the Company.

               (b)   "Client" or "Clients" means, in relation to the Company,
(i) any customer, vendor or licensee of the Company during the Term or during the Restricted Period; or (ii) any potential customer, vendor or licensee of the Company who has been targeted as a potential Client or with whom the Company is involved in discussions relating to a current or future transaction related to their businesses during the Term.

               (c) "Good Reason" means (i) a material breach by the Company of this Agreement; (ii) any material reduction in the rate of the Employee's Base Salary; (iii) any material reduction in the Employee's vacation benefit; or (iv) any material demotion or material reduction in the Employee's executive level position within the Company. In the event that the Employee believes that one of the aforementioned events has occurred, the Employee shall provide written notice to the Company detailing the nature of the breach, reduction or change giving rise to the Employee's assertion of Good Reason and, if the breach, reduction or change is capable of cure, the Company shall have thirty (30) days to cure such breach, reduction or change to the reasonable satisfaction of the Employee; provided, however, that the right to cure shall only extend to the first such breach, reduction or change.

               (d) "Permanent Disability" means, subject to applicable federal, state and local statutes, rules and/or regulations, a physical or mental illness or incapacity that materially and substantially affects the Employee 's ability to perform his duties hereunder (i) for a period of three
(3) consecutive months and there is no reasonable prognosis for the Employee's return to work within the next month, or (ii) for an aggregate of more than six (6) months in any twelve (12) month period. The existence of a Permanent Disability shall be determined by a physician mutually satisfactory to the Employee and the Company (the expense of such exam by such a physician for purposes of this provision shall be paid by the Company).

               (e) "Person" means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature.

          9. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and any successor to the Company (whether by purchase, lease, merger, consolidation, liquidation or otherwise) or a purchaser of all or substantially all of the Company's business and/or assets if it shall assume the obligations under this Agreement and agree expressly to perform the obligations of the Company under this Agreement. Neither this Agreement nor any right or interest hereunder may be assigned by the Employee, his beneficiaries, or legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section 9 shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to distributees, legatees, beneficiaries, testamentary trustees or other legal heirs of the Employee. Nothing contained herein shall prohibit the Company from assigning its rights and obligations hereunder to any affiliate, subsidiary or related entity of the Company.
          10. Arbitration. In the event of any dispute arising out of or relating to this Agreement, the matter shall be resolved by arbitration pursuant to the then current Rules of the American Arbitration Association ("AAA"). Arbitration shall be initiated by one party's making a written demand on the other party and simultaneously filing copies of the demand, together with the required fees, with the regional office of the AAA. Within fifteen (15) days after their appointment, each party shall designate one party arbitrator. These two arbitrators shall, within fifteen (15) days of meeting with the AAA, select a third arbitrator. In the event that the first two arbitrators are unable to agree upon the third arbitrator, then the arbitrators shall apply to the AAA to designate and appoint a person as the third arbitrator. In the event the party upon whom the original arbitration demand was served shall fail to designate its arbitrator within the fifteen
(15) day period, the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the matter. The arbitration shall be conducted in New York City, New York under the auspices of the AAA. The AAA Rules shall govern all proceedings unless otherwise provided herein. In case of conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern. The parties expressly covenant and agree to be bound by the decision of the arbitration panel and accept any such decision as the final determination of the matter in dispute. A judgment of any court related to this arbitration may be entered upon any award made pursuant to this Section. The foregoing shall not apply to injunctive actions arising from Employee's breach of the restrictive covenants contained in Section 7 herein.

          11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by first-class registered or certified mail, postage prepaid and return receipt requested, or delivered by overnight courier addressed as set forth in the preamble hereto or at such other address as may from time to time be specified to the other party in a notice similarly given.

          12. Key Man Life Insurance. The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of the Employee for the direct benefit of the Company, in such amounts as the Company shall determine in its sole discretion. In connection therewith, the Employee shall, at such time or times and at such place or places as the Company may reasonably direct, submit to a reasonable number of physical examinations and execute and deliver such documents as the Company may deem necessary or desirable to obtain such insurance.

          13. Waiver. The failure of any party at any time to require performance of another party of any provision hereof or to resort to his remedy at law or in equity or otherwise, shall in no way affect the right of such party to require such full performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision unless expressly so stated in writing. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver.

          14. Representations and Warranties. In accepting the terms of this Agreement, the Employee hereby represents that he has not taken, and will not take in connection with his employment with the Company, any action that he reasonably believes would violate any contractual or other restriction or obligation that is binding on him or any continuing duty he may owe to others, including but not limited to a prior employer. The Employee hereby acknowledges that the Company has specifically and definitively instructed the Employee that all such continuing duties to others, including but not limited to, the Employee's prior employer(s), must be respected and adhered to.

          15. Withholdings. All payments and benefits provided pursuant to this Agreement shall be subject to all applicable payroll and other taxes and/or withholdings required by law or otherwise.

          16. Entire Agreement. This Agreement is the entire agreement among the parties hereto and, when executed and delivered by both of such parties (at which time this Agreement shall be effective), supersedes all prior agreements and communications, either oral or in writing, among such parties with respect to the subject matter contained herein.

          17. Severability. If any of the provisions, terms or conditions of this Agreement are held to be invalid or unenforceable, then the remaining provisions, terms and conditions which can be effected without such invalid or unenforceable part of the Agreement shall nonetheless remain in full force and effect.

          18. Governing Law. This Agreement and all the terms hereof shall be construed, performed and enforced in accordance with the laws of the State of Florida.

          19. Headings. The headings in this Agreement are for the convenience of the parties and do not affect, in any manner whatsoever, the interpretation or meaning of any of the terms or provisions of this Agreement.

          20. Counterparts. This Agreement may be executed in multiple counterparts and each such counterpart shall be considered as an original. One counterpart shall be delivered to each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                              VidRev Technologies, Inc.

                              By:/s/ Peter Brown
                              ----------------------
                              Name:  Peter Brown
                              Title:  Vice President


                              /s/ Errol M. Gerson
                              -------------------
                              Errol M. Gerson
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